Exhibit Q1(e)(9)

AMENDMENT TO

SUB-ADVISORY AGREEMENT

This amendment (the “Amendment”) to the Sub-Advisory Agreement (the “Agreement”) dated July 1, 2005, between Riverbridge Partners LLC (the “Sub-Advisor”), Forward Funds (the “Trust”), on behalf of the Forward Legato Fund, a series of the Trust (the “Fund”), and Forward Management, LLC (the “Advisor”), is entered into as of January 2, 2009 with reference to the following facts:

WHEREAS, the Trust is a Delaware statutory trust of the series type organized under an Amended and Restated Declaration of Trust dated as of May 1, 2005, as amended, and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, diversified management investment company, and the Fund is a series of the Trust; and

WHEREAS, the Advisor has been retained by the Trust to provide investment advisory services to the Fund with regard to the Fund’s investments, as further described in the Trust’s registration statement on Form N-1A (the “Registration Statement”) and pursuant to an Investment Management Agreement dated July 1, 2005; and

WHEREAS, the Trust’s Board of Trustees (the “Trustees”), including a majority of the Trustees who are not “interested persons” as defined in the 1940 Act, and the Fund’s shareholders to the extent required under applicable law have approved the appointment of the Sub-Advisor to perform certain investment advisory services for the Trust, on behalf of the Fund, pursuant to the Agreement and as described in the Registration Statement, and the Sub-Advisor is willing to perform such services for the Fund; and

WHEREAS, pursuant to Section 12 of the Agreement, the Advisor, the Trust and the Sub-Advisor agree to amend the Agreement as described herein.

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.

Section 2(h): Section 2(h) is added to follow Section 2(g) and reads as follows:

(h)

not consult with the sub-advisor of the portion of the Fund not managed by the Sub-Advisor, if applicable, or with any sub-advisor to any registered investment company or portfolio or series thereof under common control with the Fund, concerning transactions for the Fund in securities or other assets.  Further, where the Sub-Advisor is one of multiple money managers managing a Fund, the Sub-Advisor’s responsibility to providing investment advice is limited to providing investment advice with respect to its discrete portion of the Fund’s portfolio.

2.

This Amendment shall be effective as of the date hereof, and shall continue until terminated in accordance with Section 11 of the Agreement.

3.

All terms of the Agreement shall remain in force to the extent not inconsistent with the above.

4.

This Amendment shall be construed and interpreted in accordance with the laws of the State of California, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, as amended, or rules or orders of the Securities and Exchange Commission thereunder.

5.

This Amendment may be executed in counterparts and may be accepted in an electronically transmitted format.  Any executed counterpart, including in an electronically transmitted format, shall be considered to be an original.

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SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the effective date above written.

FORWARD FUNDS
By:	/s/ J. Alan Reid, Jr.
	Name:	J. Alan Reid, Jr.
	Title:	President

RIVERBRIDGE PARTNERS LLC
By:	/s/ Rick Moulton
	Name:	Rick Moulton
	Title:	Principal

FORWARD MANAGEMENT, LLC
By:	/s/ Mary Curran
	Name:	Mary Curran
	Title:	Secretary

Endnotes

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